UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2011

Motorcar Parts of America, Inc.
(Exact name of registrant as specified in its charter)

New York	001-33861	11-2153962
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2929 California Street, Torrance CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 212-7910

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On May 6, 2011, Motorcar Parts of America, Inc. (the “Registrant”) entered into, and consummated the transactions pursuant to, a Purchase Agreement with FAPL Holdings Inc. (“FAPL”), Jack Shuster (“JS”), Gordon Fenwick (“GF”), Paul Fenwick (“PF”) and Joel Fenwick (“JF”) (the “Purchase Agreement”). Pursuant to the Purchase Agreement, the Registrant purchased (i) all of the outstanding equity of Fenwick Automotive Products Limited, a corporation incorporated under the laws of Ontario (“Fenco”), (ii) all of the outstanding equity of Introcan, Inc., a Delaware corporation (“Introcan”), and (iii) 1% of the outstanding equity of Fapco S.A. de C.V., a Mexican variable capital company (“Fapco”) (collectively, the “Acquisition”). The Registrant now indirectly owns the remaining 99% of Fapco as an indirect subsidiary of Fenco as a result of the acquisition of 100% of the outstanding equity of Fenco, which previous to the Acquisition owned 99% of the outstanding equity of Fapco.

In consideration for the Acquisition, the Registrant issued FAPL 360,000 shares of common stock, par value $0.01 per share, of the Registrant (the “MPA Shares”).  For a period of 18 months following the closing of the Acquisition, the MPA Shares shall be (i) subject to transfer restrictions pursuant to a Hold Agreement between the Registrant and FAPL, dated May 6, 2011 (the “Hold Agreement”), and (ii) held in escrow in order to secure certain indemnification obligations under the Purchase Agreement pursuant to an Escrow Agreement by and among JS, PF, GF, JF, FAPL, the Registrant and Stikeman Elliott LLP, dated May 6, 2011 (the “Escrow Agreement”).

In connection with the Acquisition, the Registrant’s wholly-owned subsidiaries, Fenco and Introcan, as borrowers (the “Fenco Borrowers”), entered into an amended and restated credit agreement, dated May 6, 2011 (the “Fenco Credit Agreement”) with Manufacturers and Traders Trust Company as lead arranger, M&T Bank as lender and administrative agent and the other lenders from time to time party thereto (the “Lenders”).  Pursuant to the Fenco Credit Agreement, the Lenders have made available to the Fenco Borrowers a revolving credit facility in the maximum principal amount of US$50,000,000 (the “Revolving Facility”) and a term loan in the principal amount of US$10,000,000 (the “Term Loan”).  The availability of the Revolving Facility is subject to a borrowing base calculation consisting of eligible accounts receivable and eligible inventory.

The Fenwick Borrowers may receive advances under the Revolving Facility by any one or more of the following options: (i) swingline advances in Canadian or US dollars; (ii) Canadian dollar prime-based loans; (iii) US dollar base rate loans; (iv) LIBOR loans; or (v) letters of credits.

The Term Loan bears interest at the LIBO rate plus an applicable margin. Outstanding advances under the Revolving Facility bear interest as follows:
(i)	in respect of swingline advances in Canadian dollars and Canadian dollar prime-based loans, at the reference rate announced by the Royal Bank of Canada plus an applicable margin;
(ii)
in respect of swingline advances in US dollars and US dollar base rate loans, at a base rate (which shall be equal to the highest of (x) M&T Bank’s prime rate, (y) the Federal Funds Rate plus ½ of 1%, or (z) the one month LIBO rate) plus an applicable margin;

(iii)	in respect of LIBOR loans, at the LIBO rate plus an applicable margin.

The Fenco Credit Agreement, among other things, requires the Fenco Borrowers to maintain certain financial covenants.

The Revolving Facility and the Term Loan mature on October 6, 2012, but may be accelerated upon the occurrence of an insolvency event or event of default under the Fenco Credit Agreement.

In connection with the Fenco Credit Agreement, the Registrant loaned Fenco an additional US$10,000,000 bringing the aggregate amount of indebtedness owed by Fenco to the Registrant to US$14,863,155.

The foregoing summaries of the Purchase Agreement, Hold Agreement, Escrow Agreement and Fenco Credit Agreement do not purport to be complete and are qualified in their entirety by the terms of the Purchase Agreement, Hold Agreement, Escrow Agreement and Fenco Credit Agreement, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4 and incorporated herein by reference.

Item 1.02. Termination of a Material Definitive Agreement.

The previously disclosed Amended and Restated Addendum to the Unanimous Shareholders Agreement by and among the Registrant, Fenco, Fenwick Enterprises Inc., JS, GF, PF, JF, FAPL, Introcan, Escal Holdings Inc., Fencity Holdings Inc. and Jofen Holdings Inc. was terminated immediately prior to the consummation of the Acquisition.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The information required by this item is included under Item 1.01 hereof and is hereby incorporated by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by this item is included under Item 1.01 hereof and is hereby incorporated by reference.

Item 8.01. Other Events.

On May 9, 2011, the Registrant issued a press release announcing the Acquisition, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

10.1	Purchase Agreement, dated May 6, 2011, by and among Motorcar Parts of America, Inc., FAPL Holdings Inc., Jack Shuster, Gordon Fenwick, Paul Fenwick and Joel Fenwick.

10.2	Hold Agreement, dated May 6, 2011, between Motorcar Parts of America, Inc. and FAPL Holdings Inc.

10.3	Escrow Agreement, dated May 6, 2011, by and among Motorcar Parts of America, Inc., FAPL Holdings Inc., Jack Shuster, Gordon Fenwick, Paul Fenwick, Joel Fenwick and Stikeman Elliott LLP

10.4
Amended and Restated Credit Agreement, dated May 6, 2011, by and among Fenwick Automotive Products Limited, Introcan Inc., Manufacturers and Traders Trust Company, M&T Bank and such other lenders from time to time as may become a party thereto

99.1	Press Release, issued May 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTORCAR PARTS OF AMERICA, INC.

Date: May 12, 2011	/s/ Michael M. Umansky
Michael M. Umansky
Vice President and General Counsel